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                                                       Exhibit 99.B(d)(2)(I)(ii)

                               AMENDED SCHEDULE A

         The Series of ING Investors Trust, as described in Section 1 of the attached Portfolio Management Agreement, to which Fidelity Management & Research Company shall act as Portfolio Manager are as follows:

ING FMR(SM) Diversified Mid Cap Portfolio
ING FMR(SM) Earnings Growth Portfolio
ING FMR(SM) Equity Income Portfolio